Exhibit 99.1
WILLIAMS COAL SEAM GAS ROYALTY TRUST
PRESS RELEASE
Williams Coal Seam Gas Royalty Trust Announces Cash Distribution
for the Fourth Quarter and Updated Termination Information Regarding the Trust
     DALLAS, TEXAS, November 4, 2010 — Williams Coal Seam Gas Royalty Trust (NYSE: WTU) announced today that, pursuant to the governing trust documents, there will be a cash distribution to the holders of its units of beneficial interest of $0.034323 per unit, payable November 29, 2010 to unitholders of record on November 15, 2010. This distribution relates primarily to production from July and August. As a result of the previously announced sale of the Trust’s net profits interest to Williams Production Company (“WPC”) which was effective September 1, all production and revenue will go to WPC from and after that date.
     Prior to the sale of assets to WPC, the Trust owned net profits interests in certain proved coal seam gas properties previously owned by WPC and located in the San Juan Basin of northwestern New Mexico (the “Working Interest Properties”) and southwestern Colorado, including WPC’s 35 percent net profits interest in 5,348 gross acres in La Plata County, Colorado (the “Farmout Properties”). WPC reported that production attributable to its gross interests in the properties burdened by the Trust’s net profits interests was 2.1 trillion British thermal units (TBtu) during the period associated with this cash distribution compared to 4.2 TBtu during the preceding period. Underlying production was 1.1 TBtu compared to 2.2 TBtu in the preceding quarter. Infill production was .79 TBtu compared to 1.6 TBtu in the preceding quarter. Farmout production was .27 TBtu compared to .46 TBtu in the preceding quarter. Last quarter’s distribution was for the months of March, April, May and the June estimate. The net contract price per MMBtu for this quarter was $1.84 as compared to $1.95 per MMBtu for the previous quarter.
     WPC also reported approximately 453 infill wells have been drilled and of those, 442 wells are producing as of August 31, 2010, and are now in “pay” status to the Trust since early June 2008. Production attributable to the infill wells for this period was .79 TBtu. In accordance with the original conveyance, the Trust is entitled to only 20% of the net-profit interests from these wells as opposed to the 60% of the original producing wells. Net proceeds from the infill wells were $82,000.
     On October 28, 2010, Williams Coal Seam Gas Royalty Trust announced that it had completed a sale of the assets of the Trust in connection with the termination of the Trust. As previously announced, the trustee solicited bids for the Trust’s royalty interests in June and requested updated bids from previous bidders in October to confirm the highest acceptable offer. Following receipt of updated bids and determination of the highest acceptable offer, Williams Production Company, LLC (“WPC”) had the right under the Trust Agreement to acquire the royalty interests at a purchase price of 105% of the highest acceptable offer. Williams exercised this right and purchased the royalty interests for a purchase price of $23,100,000.
     The effective date of the sale of the royalty interests is September 1, 2010. Today, November 4, the trustee announced the fourth quarter distribution, which will include only the months of July and August through the effective date of the sale. The trustee will announce the date for a closing of the books for the final distribution, as well as the amount of the final distribution, which will include the proceeds from the sale, less any remaining trust expenses once the final distribution amount has been determined.
     Pursuant to the terms of the Trust Agreement, the Trust terminated effective March 1, 2010 because the reserve report as of December 31, 2009, reflected that, as of such date, the net present value (discounted at 10 percent) of the estimated future net revenues for proved reserves attributable to the royalty interests but using the average monthly Blanco Hub Spot Price for the past calendar year less certain gathering costs was equal to or less than $30 million thereby triggering a termination of the Trust.
     Following termination, the trustee has continued to act as trustee of the Trust until all Trust assets are sold and the net proceeds from such sales distributed to unitholders in accordance with the procedures set forth in the Trust Agreement. These procedures are described in more detail in the Trust’s most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission.
     The Trust is a grantor trust formed by The Williams Companies, Inc., parent company of WPC, and was designed to provide unitholders with quarterly cash distributions and tax credits under Section 29 of the Internal Revenue Code, which has expired as of 12/31/2002, from certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “WTU”.
     Additional information including the Trust’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.wtu-williamscoalseamgastrust.com/.
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CONTACT:
   Ron E. Hooper, Senior Vice President
   U.S. Trust, Bank of America Private Wealth Management, Trustee
   1.800.365.6544